CODE OF ETHICS

                                       for

                          AQUILA MANAGEMENT CORPORATION
                        AQUILA INVESTMENT MANAGEMENT LLC
                            AQUILA DISTRIBUTORS, INC.



                                February 1, 2005
                           Amended: September 7, 2006
   (approved at Fall 2006 meetings of Fund Boards starting September 7, 2006)

                        TABLE OF CONTENTS [to be updated]

I.       STATEMENT OF BUSINESS ETHICS.....................................................1
--       ----------------------------

II.      DEFINITIONS......................................................................2
---      -----------

III.     APPLICATION OF THE CODE..........................................................7
----     -----------------------

IV.      DELIVERY AND ACKNOWLEDGEMENT OF THE CODE AND AMENDMENTS TO THE CODE..............7
---      -------------------------------------------------------------------

V.       COMPLIANCE WITH LAWS AND REGULATIONS.............................................7
--       ------------------------------------

         A.       Compliance with the Federal Securities Laws.............................7
         --       -------------------------------------------

         B.       General Prohibitions Applicable to All Personnel........................8
         --       ------------------------------------------------

         C.       Front-Running...........................................................8
         --       -------------

         D.       Market Timing...........................................................8
         --       -------------

VI.      INSIDER TRADING..................................................................9
---      ---------------

VII. CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS, INVESTMENT DECISIONS AND
SECURITIES
         HOLDINGS.........................................................................9
         --------

VIII.    RESTRICTIONS ON PERSONAL SECURITIES TRADING.....................................10
-----    -------------------------------------------

         A.       Pre-Clearance of Personal Securities Transactions......................10
         --       -------------------------------------------------

         B.       Prohibited Trading Practices...........................................11
         --       ----------------------------

                  1.       Short-Term Trading............................................11
                  --       ------------------

                  2.       Short Sales...................................................11
                  --       -----------

         C.       Blackout Periods.......................................................11
         --       ----------------

         D.       Exempt Transactions....................................................12
         --       -------------------

         E.       Approvals of Transactions or Requests for Waivers of
                  Restrictions by the CCO
                  or the President.......................................................12
                  ----------------

IX.      REPORTING AND REVIEW OF PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS...........13
---      ---------------------------------------------------------------------

         A. Initial and Annual Reports of Securities Holdings ("Securities
             Holdings and Accounts Reports").............................................13

         B. Quarterly Reports of Securities Transactions ("Quarterly Transaction
              and Accounts Reports").....................................................14

X.       GIFTS AND GRATUITIES............................................................16
--       --------------------

XI.      ADVISING NON-AQUILA ENTITIES....................................................17
---      ----------------------------

XII.     SUPERVISED PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED COMPANIES............17
----     --------------------------------------------------------------------

XIII.    RECORD KEEPING..................................................................17
-----    --------------

XIV.     REPORTING VIOLATIONS OF THIS CODE AND PENALTIES.................................19
----     -----------------------------------------------

 APPENDICES

          Note: The forms set forth in the Appendices are not part of this Code of Ethics but are appended for convenience.

Appendix A........CERTIFICATION OF RECEIPT OF CODE OF ETHICS

Appendix B........PERSONAL TRADING REQUEST FORM

Appendix C........INITIAL & ANNUAL HOLDINGS AND ACCOUNTS REPORT

Appendix D........QUARTERLY TRANSACTION AND ACCOUNTS REPORT

I.       STATEMENT OF BUSINESS ETHICS

Aquila Management Corporation, Aquila Investment Management LLC and Aquila Distributors, Inc. are committed to maintaining the highest legal and ethical standards in the conduct of our business. We have a reputation based on investor trust and confidence in our professional abilities and integrity. We place the interests of our advisory clients above our own. Conflicts, or even the appearance of conflicts, between the interests of our advisory clients and our own must be avoided at all times. Meeting this commitment is a top priority and the responsibility of each and every one of us.

This Code of Ethics (the "Code"), has been adopted by each of the Aquila Entities to implement our statement of business ethics. As a Supervised Person (as defined in Section II) you are subject to this Code. A code of ethics similar to this Code has been adopted by each of the funds of The Aquila Group of Funds.

The CCO (as defined in Section II) is responsible for enforcing and interpreting this Code, and is available to answer any questions you may have.

II.      DEFINITIONS

Listed below are definitions of some of the terms used in this Code, many of which are defined by law.

"Access Person" shall mean any Supervised Person who:

     (a) has access to non-public information regarding an Aquila Fund's or other advisory client's Purchase or Sale of Securities or nonpublic information regarding the portfolio holdings of any of the Aquila Funds or other advisory client, or

     (b) is involved in making securities recommendations to any of the Aquila Funds or other advisory client or who has access to such recommendations that are nonpublic.

          Note: All officers and LLC Managers of Aquila Investment Management LLC are presumed to be Access Persons for the purposes of this Code. This presumption may be rebutted as described in Section III of this Code.

"Advisory Person" shall mean any person who is:

     (1) A Supervised Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the Purchase or Sale of Reportable Securities by an Aquila Fund or other advisory client of Aquila Investment Management LLC or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; or

     (2) a Control Person who obtains information concerning recommendations made to an Aquila Fund or other advisory client of Aquila Investment Management LLC with regard to the Purchase or Sale of Reportable Securities by an Aquila Fund or other advisory client of Aquila Investment Management LLC.

"Aquila Entity" or "Aquila Entities" shall mean Aquila Management Corporation, Aquila Investment Management LLC (a registered investment adviser) and Aquila Distributors, Inc. (a registered broker-dealer).

"Aquila Funds" or "Funds" (each an "Aquila Fund" or "Fund") shall mean all funds in The Aquila Group of Funds and any other fund to which an Aquila Entity provides administrative, distribution or investment advisory services, including:

         Aquila Rocky Mountain Equity Fund
         Aquila Three Peaks High Income Fund
         Capital Cash Management Trust (Dormant)
         Churchill Cash Reserves Trust (Dormant)
         Churchill Tax-Free Fund of Kentucky
         Hawaiian Tax-Free Trust
         Narragansett Insured Tax-Free Income Fund
         Tax-Free Fund For Utah
         Tax-Free Fund of Colorado
         Tax-Free Trust of Arizona
         Tax-Free Trust of Oregon
         Pacific Capital Cash Assets Trust
         Pacific Capital Tax-Free Cash Assets Trust
         Pacific Capital U.S. Government Securities Cash Assets Trust

"Beneficial Owner" shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security, within the meaning of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 ("Exchange Act"). "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. Securities in which you have an "indirect pecuniary interest" include, but are not limited to, securities held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws. The presumption of beneficial ownership of Securities held by a family member sharing your household may be rebutted by successfully demonstrating to the CCO that you do not have a beneficial ownership interest in the Securities.

"CCO" shall mean the Chief Compliance Officer of Aquila Investment Management
LLC.

"Code of Ethics" or Code shall mean this Code of Ethics.

"Control" shall mean the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. A person who does not own more than 25% of the voting securities of a company shall be presumed not to control such company. A person who has "control" under this definition shall be presumed to have "control" unless and until the Securities and Exchange Commission grants an order to the contrary.

"Control Person" shall mean any individual who has a Control relationship with an Aquila Fund or an investment adviser of an Aquila Fund.

         NOTE: Under no circumstances shall an Aquila Fund's own portfolio transactions, accounts or holdings be subject to the account, transaction or holdings reporting, pre-clearance or other requirements of this Code.(1)

"Initial Public Offering" shall mean an offering of Securities registered under the Securities Act of 1933 ("Securities Act"), the issuer of which , immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

"Limited Offering" shall mean an offering of Securities that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6) or Rule 504, Rule 505 or Rule 506 (e.g., private placements).

"LLC Manager" shall mean a person who is named as a Manager of an Aquila Entity that is organized as a limited liability company in, or designated as a manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.

"Personal Trading" shall mean the Purchase or Sale of Securities by an individual for his or her own account, any other account in which he or she is a Beneficial Owner, or any account (other than an account of an Aquila Fund or other advisory client of Aquila Investment Management LLC) for which the Aquila employee decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly with the broker handling the account.

"President" shall mean the current President of Aquila Investment Management
LLC.

"Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

"Reportable Security" shall mean any Security, including shares of an Aquila Fund (other than an Aquila money market fund) or any fund for which Aquila Investment Management LLC serves as an investment adviser, or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Aquila Investment Management LLC. ("Control" has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940 ("1940 Act").) Reportable Security also includes shares issued by offshore funds, unregistered funds (such as hedge funds), unit investment trusts, exchange-traded funds (whether structured as unit investment trusts or open-end management companies) and closed-end funds. It also includes options or a Security convertible or exchangeable into a Reportable Security. It does not include a direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements),(2) and, unless otherwise specifically included above (e.g., exchange-traded funds), shares of third-party U.S.-registered open-end investment companies (including money market funds).

"Security" shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

"Security Held or to be Acquired" means: (A) any Security that within the most recent fifteen (15) days is being or has been (i) held by an Aquila Fund or other advisory client or (ii) "considered for purchase or sale" by or on behalf of any of the Aquila Funds or other advisory client; and (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security described in (A) above. A Security is "being considered" for Purchase or Sale if:

     (a) there is an outstanding order (this includes orders that are in the process of being executed) to Purchase or Sell that Security for an account or portfolio of any of the Aquila Funds or other advisory client;

     (b) there is an outstanding oral or written recommendation with respect to that Security that has not been acted upon or rejected; or

     (c) the person responsible for a portfolio intends to Purchase or Sell (i.e., has decided to but has not yet purchased or sold) that Security for any of the accounts or portfolios of the Aquila Funds or other advisory clients.

"Supervised Person" means any partner, officer, director, LLC Manager (or other person occupying a similar status or performing similar functions), or employee of the Aquila Entities, or any other person who provides investment advice on behalf of Aquila Investment Management LLC and is subject to the supervision and control of Aquila Investment Management LLC.

III.  APPLICATION OF THE CODE

Although this Code generally applies to all Supervised Persons, some of the provisions that restrict personal securities transactions apply only to Access Persons and/or Advisory Persons, as defined in Section II of this Code. The CCO will maintain a list of all persons deemed Access Persons for the purpose of this Code. The CCO shall review the list and reaffirm that it is accurate and complete no less frequently than on an annual basis.

For the purposes of this Code, all officers and LLC Managers of Aquila Investment Management LLC are presumed to be Access Persons and thus are subject to the personal trading restrictions and reporting requirements that apply to Access Persons under Sections VIII and IX of this Code unless and until the presumption is rebutted.

This presumption may be rebutted as to these persons, but only if the CCO makes a finding that such person does not have access to non-public information regarding the Purchase or Sale of Securities by an Aquila Fund or other advisory client or nonpublic information regarding the portfolio holdings of any of the Aquila Funds or other advisory clients, and is not involved in making securities recommendations to any of the Aquila Funds and does not have access to such nonpublic recommendations.

Prior to making a determination rebutting the presumption that a person is an Access Person, the CCO shall investigate all relevant facts and prepare a memorandum for the file which sets forth the facts demonstrating the rebuttal of the presumption, as well as the CCO's determination that such person is not, in fact, an Access Person for the purpose of this Code. The CCO shall retain a copy of this memorandum in the business records of the Aquila Entities.

IV.      DELIVERY AND ACKNOWLEDGEMENT OF THE CODE AND AMENDMENTS TO THE CODE

The CCO will provide each Supervised Person with a copy of this Code and any updates or amendments. All Supervised Persons shall read this Code and any updates and amendments carefully and then sign and date the attached Certification acknowledging receipt and return it to the CCO promptly. The CCO shall retain a copy of these Certifications in accordance with Section XIII of this Code.

V.       COMPLIANCE WITH LAWS AND REGULATIONS

A.       Compliance with the Federal Securities Laws

Supervised Persons are required at all times to comply with the federal securities laws, as defined in Rule 204A-1 of the Investment Advisers Act of 1940 ("Advisers Act"), both in conducting the business of the Aquila Entities and when acting in their personal capacities or outside the scope of their employment or association with the Aquila Entities. Accordingly, any violation of the federal securities laws will be a violation of this Code and may subject the Supervised Person to sanctions or other appropriate remedial action under the Code.

B.       General Prohibitions Applicable to All Personnel

As a registered investment adviser, Aquila Investment Management LLC, has a fiduciary obligation to the Aquila Funds and any other advisory clients. This Code is based on the principle that Supervised Persons owe a fiduciary duty to clients and at all times must conduct the Aquila Entities' business and their own affairs, including personal securities transactions, in accordance with the high ethical and legal standards that apply to those acting in a fiduciary capacity. This means, among other things, that Supervised Persons must avoid:
(i) placing the interests of the Aquila Entities or their own personal interests ahead of the Aquila Funds or other advisory clients, (ii) taking in appropriate advantage of their position with the Aquila Entities; or (iii) any actual or potential conflicts with the interests of the Funds or other advisory clients or even the appearance of such conflicts.

When buying or selling any Security (including shares of the Aquila Funds), no Supervised Person shall:

o    Employ any device, scheme, or artifice to defraud;

o Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

o Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

o    Engage in any manipulative practice.

C.       Front-Running

The practice of trading on the basis of the anticipated market effect of trades for the accounts of investment advisory clients, which is known as "front-running" or "scalping," constitutes a violation of the Federal securities laws. Therefore, it is absolutely prohibited for any Supervised Person to engage in such trading.

D.       Market Timing

No Supervised Person shall purchase or redeem shares of the Aquila Funds in violation of the policies and restrictions set forth in each Fund's prospectuses, including, but not limited to, the restrictions limiting the frequency of transfers into and out of a Fund that are designed to prevent so-called "market timing" and protect the interests of long-term investors in the Fund.

VI.      INSIDER TRADING

No Supervised Person may Purchase or Sell any Security, or be involved in any way in the Purchase or Sale of a Security, while in possession of material non-public information about the Security or its issuer, regardless of the manner in which such information was obtained. This prohibition covers transactions for the Aquila Funds or other advisory clients made in the course of your employment with an Aquila Entity, as well as transactions in your Personal Trading accounts.

As used in this Code, material non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material non-public information also includes securities recommendations and securities holdings and transactions of any of the Aquila Funds or other advisory clients. Material information is defined as information which an investor would consider important in making an investment decision, or which would substantially affect the market price of a Security if generally disclosed. Non-public information is defined as information which has not been effectively made available to the marketplace. Any questions as to whether certain information is material non-public information should be directed to the CCO.

VII. CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS, INVESTMENT DECISIONS AND SECURITIES HOLDINGS

Supervised Persons must maintain the utmost confidentiality with respect to proprietary information of the Aquila Entities or other advisory clients, including recommendations, investments decisions and securities holdings of the Aquila Funds or other advisory clients. Such information may be deemed "material nonpublic information" by the SEC and other regulatory authorities. Proprietary information may include, but is not limited to: (1) an anticipated recommendation to purchase or sell a Security for an Aquila Fund or other advisory client; (2) the timing of a Purchase or Sale of a Security for an Aquila Fund or other advisory client; and (3) nonpublic information regarding securities holdings of the Aquila Funds or other advisory clients. The subject and content of a recommendation or investment decision remains proprietary information through the time that all trades based on that recommendation or decision have been consummated, and may only be used for the benefit of the Aquila Funds or other advisory clients. Accordingly, Supervised Persons must not discuss a contemplated recommendation, investment decision, or securities holdings with persons outside of the Aquila Entities, except for persons who provide services to the Aquila Entities and the Aquila Funds who themselves have an obligation to keep the information they receive confidential (e.g., transfer agents, outside counsel, auditors, custodians, etc.).

Supervised Persons shall take steps to ensure that proprietary information is safeguarded. All computers containing access to proprietary information should be password protected and Supervised Persons and other employees should keep all such passwords strictly confidential. Paper files containing proprietary information should be kept in locked filing cabinets or locked rooms which are not accessible by visitors to the offices of the Aquila Entities.

Any questions regarding the safeguarding of proprietary information should be directed to the CCO.

VIII.    RESTRICTIONS ON PERSONAL SECURITIES TRADING

     Note: These restrictions do not apply to an Aquila Fund's own portfolio transactions, holdings or accounts.(3)

The prohibitions and restrictions on personal securities transactions discussed below apply to the securities accounts held by or under the Control of Access Persons or Advisory Persons, as well as those accounts held by or under the Control of members of the Access Person's or Advisory Person's immediate family members living in the same household with the Access Person or Advisory Person, respectively.

A.       Pre-Clearance of Personal Securities Transactions

Advisory Persons must apply for and receive prior written approval from the CCO or his or her designee before purchasing or selling more than 100 shares of any Reportable Security (see definition in Section II), other than purchases or sales of shares of the Aquila Funds.

Access Persons and Advisory Persons must receive prior written approval from the CCO, or his or her designee in the CCO's absence, before acquiring any shares through an Initial Public Offering or Limited Offering.

Approvals shall be requested by submitting a request, electronically, on paper or by facsimile using the Personal Trading Request Form attached hereto as Appendix B. The CCO shall submit his or her Personal Trading Request Form to the President (or the President's designee, in his or her absence) for approval.

Copies of all Personal Trading Request Forms submitted by Access Persons and Advisory Persons shall be retained by the CCO in accordance with Section XIII of this Code. A record of all written approvals of, and rationale supporting, any direct or indirect acquisition by Access Persons and Advisory Persons of an investment in an Initial Public Offering or Limited Offering will be made and retained by the CCO. Access Persons or Advisory Persons who have acquired Limited Offering Securities pursuant to prior written approval from the CCO or his or her designee must immediately disclose that investment to the CCO or his or her designee before they participate at any level in any Aquila Fund's or other advisory client's subsequent consideration of an investment in the same issuer. In such circumstance, the Aquila Fund's or other advisory client's decision to purchase Securities of the issuer will be subject to independent review by other investment personnel with no personal interest in the issuer.

In the case of requests for pre-clearance in a Security Held or to be Acquired for any Aquila Fund or other advisory client which is advised by an investment adviser that is not subject to this Code ("external investment adviser"), the President or CCO generally shall grant authorization to trade if the person seeking pre-clearance does not have access to or knowledge of current investment decisions or recommendations of such external investment adviser.

B.       Prohibited Trading Practices

1.       Short-Term Trading

A Advisory Persons is generally prohibited from realizing a profit from the purchase and sale or sale and purchase of the same Reportable Security, within a period of sixty (60) days. It is recognized that short-term trading is not necessarily indicative of whether an individual is trading on inside information. Accordingly, a Advisory Person may apply to the CCO, or the President in the CCO's absence, for an exception from this provision, which shall be granted if the CCO or President reasonably believes that the Advisory Person will suffer undue hardship as a result of not being permitted to do the trade and that the trade does not violate the principles of this Code. The CCO shall make and retain a record of all waivers granted (including any waivers granted by the President in the CCO's absence) under this provision, including a summary of the reasons for granting the waiver.

2.       Short Sales

Advisory Persons are prohibited from effecting short sales or acquiring short positions in any Security Held by an Aquila Fund or other advisory client.

C.       Blackout Periods

Advisory Persons shall not Purchase or Sell, directly or indirectly, any Reportable Security: (a) within five (5) days after the time that the same Reportable Security is purchased or sold by an Aquila Fund or other advisory client; or (b) at any time when he or she has actual knowledge that a Reportable Security is being purchased or sold, or recommended or considered for Purchase or Sale, by an Aquila Fund or other advisory client until five (5) days after the Fund's Purchase or Sale transaction in such Reportable Security has been completed or the Reportable Security is no longer being recommended or considered for Purchase or Sale by the Fund or other advisory client.

An Advisory Person may apply to the CCO, or the President in the CCO's absence, for an exception from this provision, which shall be granted if the CCO or President reasonably believes that the Advisory Person will suffer undue hardship as a result of not being permitted to do the trade and that the trade does not violate the principles of this Code. The CCO shall make and keep a record of all waivers granted under this provision, including a summary of the reasons for granting the waiver.

D.       Exempt Transactions

The Purchase or Sale of a Security in one of the following types of transactions, shall be considered an "Exempt Transaction" for the purposes of the restrictions on short-term trading, short sales and Purchases or Sales during blackout periods set forth in this Section VIII:

o trading in Securities in an account over which the Supervised Person does not have direct or indirect control or influence (e.g., a blind trust);

o purchases of Reportable Securities pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans);(4)

o purchases or sales made by payroll deduction through an employer-sponsored employee benefit plan;

o    purchases or sales which are non-volitional; or

o purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

     Note: The above-listed Exempt Transactions and Reportable Securities acquired in such transactions remain subject to the initial, annual and quarterly holdings and transaction reporting requirements as set forth in
     Section IX.

E. Approvals of Transactions or Requests for Waivers of Restrictions by the CCO or the President

In the event that the CCO or the President seeks to engage in a transaction for which pre-clearance is required or seeks a waiver from the blackout period or short-term trading restrictions of this Section of the Code, the approval shall, in the case of the CCO, be granted or denied by the President and, in the case of proposed transactions by the President, the approval or waiver shall be granted or denied by the CCO. In the absence of the President or the CCO, such requests for approval shall be submitted to Counsel to the Aquila Funds. A written record of the determination made and the reasons for it shall be made by the person making the determination, a copy provided to the CCO and the original record retained in accordance with this Code.

IX.      REPORTING AND REVIEW OF PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

     Note: These requirements do not apply to an Aquila Fund's own portfolio transactions, holdings or accounts.(5)

Access Persons are required to submit initial and annual Reportable Securities holdings reports as well as quarterly transaction reports as outlined below. The CCO shall identify all Access Persons who are required to submit reports pursuant to this Section of the Code and shall inform those Access Persons of these reporting requirements. The CCO shall maintain a record of all Access Persons who are required to submit reports pursuant to this section.

These reports are mandated by SEC regulations and, therefore, exceptions and waivers of these reporting requirements cannot be granted under any circumstances. However, Access Persons who make reports pursuant the code of ethics of any Aquila Fund, need not make separate reports under this Code to the extent the information in such reports would duplicate information required to be reported pursuant to this Code.

All reports submitted pursuant to this Code will be reviewed by the CCO or his or her designee as soon as practical after receipt to seek to ensure that Access Persons have abided by this Code. Through these reviews, the CCO or his or her designee will seek to identify any improper trades or patterns of abuse (including market timing) by Access Persons. When reviewing these reports, the CCO also will seek to ensure that Access Persons and Advisory have received all necessary pre-clearances required by this Code. The CCO shall periodically provide summary reports of any violations of this Code to the President.

No report required by this section shall be construed as an admission by the Access Person that he or she is a Beneficial Owner of any Security on the report.

A. Initial and Annual Reports of Securities Holdings ("Securities Holdings and Accounts Reports")

All Access Persons must, upon commencement of employment, disclose all holdings in Reportable Securities (as defined in Section II) and personal brokerage, mutual fund or bank accounts through which Securities are held or traded and over which the Access Person has direct or indirect control or influence (including those of immediate family members living in the same household as the Access Person). All Initial Holdings and Accounts Reports (Exhibit C) shall be made in writing to the CCO within ten (10) days of becoming an Access Person and such information shall be current as of a date no more than forty-five (45) days prior to such person becoming an Access Person.

Thereafter, Access Persons must submit Annual Holdings and Accounts Reports (Exhibit C) to the CCO no later than February 14th of each year and the information in these reports must be current as of December 31st of the previous calendar year. Annual Holdings and Accounts Reports must be filed even if there have been no changes in the information reported previously and even if the Access Person has arranged for brokers, banks and mutual funds to send duplicate account statements for his/her personal accounts to the CCO.

Access Persons must disclose all Reportable Securities holdings in the Initial and Annual Holdings and Accounts Reports including those resulting from transactions which are exempt from the transaction reporting requirements. The only holdings which are not required to be reported are Reportable Securities held in accounts over which the Access Person does not have any direct or indirect influence or control (e.g., blind trusts).

The Initial and Annual Holdings and Accounts Reports must include:

     (a) title, type of Reportable Security and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security of which the Access Person is a direct or indirect Beneficial Owner;

     (b) the name of any broker, dealer, mutual fund company or bank with which the Access Person maintains an account used to hold or trade Securities, the account number, the title of the account and the names of all individuals who are Beneficial Owners of the account in which any Security is held for the Access Person's direct or indirect benefit; and

     (c)  the date that the report is submitted by the Access Person.

The CCO shall retain copies of Initial and Annual Holdings and Accounts Reports in accordance with Section XIII of this Code.

B. Quarterly Reports of Securities Transactions ("Quarterly Transaction and Accounts Reports")

Each Access Person must submit a Quarterly Transaction and Accounts Report (Exhibit D) to the CCO containing the information described below with respect to transactions in any Reportable Securities (as defined in Section II) and any Securities account in which such Access Person was a direct or indirect Beneficial Owner of a Reportable Security. Access Persons are not required to report Exempt Transactions, as defined below. Access Persons are not required to report trades in accounts over which they do not have influence or control over investment decisions (e.g., a blind trust).

Quarterly Transaction and Accounts Reports must be submitted in writing to the CCO no later than thirty (30) days after the end of the calendar quarter in which the transaction(s) were effected. The CCO shall retain the reports in accordance with Section XIII of this Code.

Quarterly Transaction and Accounts Reports must include the following information for each transaction in a Reportable Security:

          (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), and number of shares, and the principal amount of each Reportable Security involved;

          (b) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

          (c)      the price at which the transaction was effected;

          (d) the name of the broker, dealer, mutual fund company or bank with or through which the transaction was effected; and

          (e)      the date that the report is submitted by the Access
                   Person.

If during the calendar quarter, the Access Person established a new brokerage, mutual fund or bank account where Securities are held, the Quarterly Transaction and Accounts Report must include the following information:

           (a) the name of the broker, dealer, mutual fund company or bank with whom the Access Person established the account;

           (b)      the date the account was established; and

           (c)      the date that the report is submitted by the Access
                    Person.

The following transactions are "Exempt Transactions" for the purpose of the Quarterly Transaction and Accounts Report requirements (but still must be reported on Initial and Annual Holdings and Accounts Reports):

     o transactions reported in duplicate broker monthly account statements or trade confirmations received by the Aquila Entities, if all of the above required information is included and confirmations or account statements are received by the CCO within thirty (30) days of the close of the calendar quarter; and

     o purchases of Reportable Securities pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans).(6)

Trading in Reportable Securities in an account over which a person does not have direct or indirect control or influence (e.g., a blind trust) are also Exempt Transactions and need not be reported on Quarterly Transaction and Accounts Reports, nor on Initial and Annual Holdings and Accounts Reports.

X.       GIFTS AND GRATUITIES

No Supervised Person may seek or accept from, or offer to give or give to, any person that does business with any Aquila Entity or Aquila Fund any item of material value or preferential treatment that is or appears to be connected with an Aquila Entity or Aquila Fund or other advisory client directing business to that person or receiving business from that person.

For purposes of this prohibition, "items of material value" include but are not limited to:

         (a) gifts amounting in value to more than $100 per person per year; and

         (b) payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

"Items of material value" do not include:

         (a) an occasional meal, a ticket to a sporting event or the theater or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achieving a sales target; or

         (b) an unconditional gift of a typical item of reminder advertising such as a ball-point pen with the name of the advertiser inscribed, a calendar pad, or other gifts amounting in value to not more than $100 per person per year.

Any invitations involving travel for more than one day where travel expenses will be paid or reimbursed by a person that does business with an Aquila Entity or any Aquila Fund or other advisory client must have advance approval from the CCO, or the President in the CCO's absence. The President must approve the CCO's invitations involving travel for more than one day. The CCO shall maintain a record of all such requests for travel and the reason for granting or denying all such requests in accordance with this Code.

XI.      ADVISING NON-AQUILA ENTITIES

Supervised Persons may not render investment advice to persons other than the Aquila Entities, Aquila Funds or other advisory clients of the Aquila Entities unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by the President. Once cleared with the President, all transactions for such outside advisory clients are subject to the reporting requirements outlined above. This prohibition precludes Supervised Persons from providing investment advice to members of such person's immediate family without the prior approval of the President.

XII.     SUPERVISED PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED COMPANIES

A Supervised Person who serves as a director or trustee of a publicly-traded company in which any of the Aquila Funds or other advisory client invests or may invest may have an inherent conflict between the fiduciary duty he or she owes to the Funds or other advisory clients and that owed to the shareholders of the publicly-traded company. In addition, service on the board of directors or board of trustees of any company other than an Aquila Fund or Aquila Entity ("External Company") may present conflicts between the duties owed by the Supervised Person to that company and to the Aquila Funds or other advisory clients. To avoid the potential adverse consequences of such conflicts of interest or to ensure they are appropriately dealt with, effective February 1, 2005, all Supervised Persons must receive the prior written approval of the CCO and the President before serving as director or trustee of any External Company, which approval may be withheld in the President's sole discretion. If you are a Supervised Person and currently serve as a director or trustee of an External Company, you should notify the CCO immediately.

Prior to commencement of employment with any Aquila Entity and annually thereafter, each Supervised Person shall provide the CCO with a written list of all positions held by the Supervised Person with any External Company.

Supervised Persons who receive permission to serve as directors of publicly-traded External Companies will be isolated through "Fire Walls" or other procedures from making decisions regarding the Securities of those companies for which they serve as directors or trustees. An especially sensitive situation involves representation on a creditors' committee. Particular care will be taken to create a "Fire Wall" between portfolio management and creditors' committee representation.

XIII.    RECORD KEEPING

The CCO shall maintain the following records in the manner and for the time periods described under the Investment Company Act of 1940 and the Investment Advisers Act of 1940:

     (a) a copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past six (6) years has been in effect and all amendments to such Code(s);

     (b) a copy of each signed and dated Certification acknowledging receipt of the Code and any amendments or updates to the Code for a period of at least six (6) years after the individual acknowledging receipt is no longer affiliated with the Aquila Entities;

     (c) records of any violations of this Code and any actions taken as a result of such violations for a period of six (6) years after the resolution of such violation;

     (d) each report, record or finding made under this Code, including any information provided in lieu of these reports (e.g., duplicate account statements) for a period of six (6) years after the date of the report, record or finding;

     (e) each Personal Trading Request Form (Exhibit B) submitted by a Supervised Person and a record of the decision regarding such request for a period of six (6) years after the date of the request (and for shares of an Initial Public Offering or Limited Offering, the reasoning for the decision);

     (f) each request for a waiver from any of the restrictions on Personal Trading by Advisory Persons (including requests that a Advisory Person not be deemed the Beneficial Owner of Securities held by another household member), including a description of the reason for the request and a brief summary of the reasons for granting or denying the waiver for a period of six (6) years after the last date on which the waiver was applied;

     (g) a list of all individuals who currently are or within the past six (6) years have been deemed Advisory Persons and Access Persons, as well as records of any decision by the CCO to exempt a person from the definition of "Access Person" and supporting documentation for and facts surrounding such a decision;

     (h)  a list of all individuals who currently are, or within the past six
          (6) years have been, required to make Quarterly Transaction and Accounts Reports or Initial and Annual Securities Holdings and Accounts Reports pursuant to this Code;

     (i) a list of all persons who currently are or within the past six (6) years have been responsible for reviewing reports submitted pursuant to the Code;

     (j) a copy of all Quarterly Transaction and Accounts Reports or Securities Holdings and Accounts Reports submitted to the CCO for a period of six
          (6) years from the date of the report; and

     (k) a record of all requests for travel pursuant to Section X of this Code and the reason for granting or denying all such requests for a period of six (6) years from the date of the request.

XIV.     REPORTING VIOLATIONS OF THIS CODE AND PENALTIES

All Supervised Persons shall promptly report any actual or suspected violations of this Code to the CCO. In the absence of the CCO, violations may be reported to the President but also must be separately reported to the CCO promptly following his or her return to the office. The identity of the person making such a report will be kept in confidence whenever possible. Supervised Persons who report actual or suspected violations will be protected from retaliation for making such reports.

Violations of this Code may result in the imposition of criminal penalties or sanctions by the SEC, or other law enforcement or regulatory authorities, or remedial action by the Aquila Entities, including forfeiture of any profit from or loss avoided by a transaction, forfeiture of future discretionary salary increases or bonuses, and suspension or termination of employment. Determinations as to whether a violation has occurred, and the appropriate sanctions, if any, shall be made by the CCO and may be subject to review by the President, as appropriate; provided however, that no person believed to have violated this Code shall participate in such determinations made with respect to his or her own conduct.

--------------------



(1) An individual who owns a significant portion (i.e., more than 25%) of a Fund's outstanding shares would be a Control Person of the Fund. In addition, an owner of a Fund's shares would be a "beneficial owner" of a Fund's portfolio securities who is a controlling shareholder of a Fund or has or shares investment control over a Fund's portfolio. Without the above exclusion, in such cases the Fund's own portfolio transactions, accounts and holdings technically could be subject to the account, transaction or holdings reporting, pre-clearance and other requirements in this Code. This result would serve no protective purpose for the Fund and its shareholders, but could prevent the Fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

(2) "High quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

(3) An individual who owns a significant portion (i.e., more than 25%) of an Aquila Fund's outstanding shares would be a Control Person of the Fund. In addition, an owner of a Fund's shares would be a "beneficial owner" of a Fund's portfolio securities who is a controlling shareholder of a Fund or has or shares investment control over the Fund's portfolio. Without the above exclusion, in such cases the Fund's own portfolio transactions, accounts and holdings technically could be subject to the account, transaction or holdings reporting, pre-clearance and other requirements in this Code. This result would serve no protective purpose for the Fund and its shareholders, but could prevent the Fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

(4) Any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not exempt.

(5)      See footnote 4 above.

(6) Any transaction, however, that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a Quarterly Transaction Report.